Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

NAVISTAR INTERNATIONAL CORPORATION

and

VOLKSWAGEN TRUCK & BUS GMBH

Dated as of September 5, 2016

i

ii

		Page

ARTICLE VIII

TERMINATION

Section 8.1	Termination	37
Section 8.2	Effect of Termination and Abandonment	38

ARTICLE IX

MISCELLANEOUS AND GENERAL

Section 9.1	Amendment; Waiver	38
Section 9.2	Expenses	38
Section 9.3	Counterparts	38
Section 9.4	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	38
Section 9.5	Notices	39
Section 9.6	Entire Agreement	41
Section 9.7	No Third Party Beneficiaries	41
Section 9.8	Severability	41
Section 9.9	Assignment	42

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (including the schedules hereto, as amended or restated from time to time, this “Agreement”), dated as of September 5, 2016 (the “Execution Date”), is made by and among Volkswagen Truck & Bus GmbH, a company organized under the laws of Germany (“Buyer”) and Navistar International Corporation, a Delaware corporation (the “Company”), collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Company and Buyer wish to enter into certain arrangements in respect of (i) a strategic sourcing joint venture covering the potential joint purchase of certain components and parts purchased by the Company and Buyer for use in their respective products (the “Procurement JV”) and (ii) technology licensing and supply collaboration arrangements for certain integrated powertrain systems and other joint technology opportunities (the “Technology and Supply Transactions” and together with the Procurement JV, the “Commercial Transactions”);

WHEREAS, in connection with the negotiation of the Commercial Transactions, the Company desires to issue to Buyer, and Buyer desires to purchase from the Company, 16,242,012 newly issued shares of common stock, par value $0.10 per share (“Common Stock”), of the Company (collectively, the “Shares” and the transaction for the issuance and purchase of the Shares on the terms set forth in this Agreement, the “Share Issuance”), in each case subject to the terms and conditions set forth in this Agreement;

WHEREAS, concurrently with this Agreement, the Company and Buyer will enter into a stockholder agreement in respect of Buyer’s investment in the Shares (the “Stockholder Agreement”); and

WHEREAS, Buyer and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings set forth below.

“Affiliate” means, with respect to an entity, any other entity controlling, controlled by or under common control with, such entity. The term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.

“Applicable Date” means January 1, 2015.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City, New York or Munich, Germany are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Service Providers.

“Company Benefit Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any current or former Service Provider or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Company Board” means the board of directors of the Company.

“Company Convertible Securities” means the Series D Convertible Junior Preference Stock, the 4.50% Senior Subordinated Convertible Notes due October 2018 and the 4.75% Senior Subordinated Convertible Notes due March 2019.

“Confidentiality Agreement” means the non-disclosure agreement, dated as of March 17, 2016, between the Company and Buyer.

“Contract” means any legally binding agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation, other than a Company Benefit Plan or Collective Bargaining Agreement.

“DGCL” means the Delaware General Corporation Law, as amended.

“Environmental Law” means any Law relating to the protection of the environment, human health and safety as it relates to exposure, or any pollutant, contaminant, waste or chemical or any other toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material.

“Environmental Permit” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities relating to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company and its Subsidiaries were sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“First License and Supply Agreement” means a definitive agreement or agreements in mutually agreed form providing for license and supply to the Company or its Affiliates by Buyer or its Affiliates in respect of the line of products that is contemplated to be entered into by Section 4.1(a) of the Technology and Supply Framework Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any U.S. or non-U.S. governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, or any substance or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, asbestos-containing material and any substance or material regulated under or by any Environmental Law, due to a potential for harm.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means any and all intellectual property or similar proprietary rights throughout the world, including any and all (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing and all goodwill associated therewith and symbolized thereby, including all renewals of same, (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues, (c) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, (d) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all derivative works, moral rights, renewals, extensions, restorations and reversions thereof, (e) computer software (including source code, object code, firmware, operating systems and specifications), (f) databases and data collections and (g) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“IRS” means the Internal Revenue Service.

“International Plan” means any Company Benefit Plan that covers Service Providers located primarily outside of the United States.

“IT Assets” means any and all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and all associated documentation.

“Knowledge” means (i) with respect to the Company, the actual knowledge, after reasonable inquiry of any of the officers of the Company whose names are listed on Section 1.1(a) of the Company Disclosure Letter and (ii) with respect to Buyer, the actual knowledge, after reasonable inquiry, of any of the officers of Buyer listed on Section 1.1(a) of the Buyer Disclosure Letter.

“Laws” mean collectively any U.S. or non-U.S. federal, state or local law, statute or ordinance, common law, or any constitution, treaty, rule, convention, regulation, standard, judgment, order, writ, injunction, decree, ruling, arbitration award, agency requirement, license or permit of any Governmental Entity, as amended.

“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Material Adverse Effect” means any change, event, occurrence or effect that, individually or in the aggregate with any other changes, events, occurrences or effects, (i) has a material adverse effect on the business, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) prevents, materially impedes or materially delays the consummation by the Company of the Share Issuance or the other Transactions; provided that none of the following shall constitute or be taken into account in determining whether there has been, is or would be a Material Adverse Effect:

(i) any change, event, occurrence or effect affecting the industries in which the Company or any of its Subsidiaries operate or in which their products are used or distributed;

(ii) any change, event, occurrence or effect in global, national or regional political conditions (including the outbreak or escalation of hostilities, acts of war, sabotage or acts of terrorism);

(iii) any change, event, occurrence or effect in currency exchange, interest or inflation rates or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets;

(iv) any adoption, proposal, implementation or change in Law or any interpretation of Law by any Governmental Entity;

(v) any change in GAAP (or comparable applicable national accounting standards) or the implementation or interpretation thereof;

(vi) any hurricane, flood, tornado, earthquake or other natural or man-made disaster;

(vii) any matter that has been disclosed in the Company Disclosure Letter;

(viii) any action taken (or omitted to be taken) at the written request of Buyer or taken with Buyer’s written consent;

(ix) any actions taken by Buyer or any of its Affiliates or representatives;

(x) the negotiation, execution, announcement or performance of this Agreement, the Other Agreements and the Transactions, including any change related to the identity of Buyer, or facts and circumstances relating thereto, any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with any of their current or prospective suppliers, customers, wholesalers, service providers, distributors, licensors, licensees, regulators, employees, creditors, stockholders or other third parties; provided, that the exception in this clause (x) shall not apply to the term “Material Adverse Effect” as used in Section 3.5;

(xi) any change in the market price or trading volume of any securities of the Company (it being understood that any cause underlying such change in market price (other than any change, event, occurrence or effect described in clauses (i) through (x) and clauses (xii) through (xiii)) may be taken into account in determining whether a Material Adverse Effect has occurred);

(xii) the failure of the Company or its Subsidiaries to meet any internal or public projections, forecasts, guidance or estimates, including revenues or earnings (it being understood that any cause underlying such failure (other than any change, event, occurrence or effect described in clauses (i) through (xi) and clause (xiii)) may be taken into account in determining whether a Material Adverse Effect has occurred); and

(xiii) any change in the credit ratings of the Company or any of its Subsidiaries (it being understood that any cause underlying such change in credit rating (other than any change, event, occurrence, or effect described in clauses (i) through (xii)) may be taken into account in determining whether a Material Adverse Effect has occurred);

provided that with respect to clauses (i) through (vi), such exclusion shall only be applicable to the extent such matter does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company or its Subsidiaries operate that are of a similar size to the Company and its Subsidiaries.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Organizational Documents” means the certificates of incorporation and by-laws or comparable governing documents, each as amended to the Execution Date.

“Other Agreements” means the Stockholder Agreement, the Section 203 Agreement and the Commercial Agreements.

“Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned) by either the Company or any of its Subsidiaries.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity.

“Procurement JV Agreements” shall mean the organizational documents for the Procurement JV, the cooperation agreement and the procurement services agreements, in each case, as contemplated by the Procurement JV Framework Agreement.

“Procurement JV Framework Agreement” means the Procurement JV Framework Agreement, dated as of the Execution Date, by and between the Company and Buyer.

“SEC” means the United States Securities and Exchange Commission.

“Section 203 Agreement” means the agreement relating to certain provisions of Section 203 of the DGCL to be entered into between the Company and Buyer, to be dated as of the Execution Date.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the Fair Saleable Value of the assets of such Person and its Subsidiaries, taken as a whole, on a going concern basis will, as of such date, exceed (i) the value of all liabilities of such Person and its Subsidiaries, taken as a whole, including contingent and other liabilities as of such date and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured (in each case, determined in accordance with GAAP consistently applied), (b) as of such date, such Person and its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date and (c) as of such date, such Person, and its Subsidiaries, taken as a whole, will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person and its Subsidiaries, taken as a whole, will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become due.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Tax” (including, with correlative meaning, the term “Taxes”) means (i) all U.S. and non-U.S. federal, state or local income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed by any Governmental Entity (a “Taxing Authority”) responsible for the imposition of such taxes with respect to such amounts, and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (other than (i) an agreement or arrangement exclusively between or among the Company and its Subsidiaries or among the Company’s Subsidiaries, or (ii) pursuant to the customary provisions of an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes).

“Technology and Supply Framework Agreement” means the Framework Agreement, dated as of the Execution Date, between the Company and Buyer, concerning technology licensing and supply in connection with the Technology and Supply Transaction.

“Title IV Plan” means any Company Benefit Plan (other than any Multiemployer Plan) that is subject to Title IV of ERISA.

“Transactions” means the Share Issuance, the Commercial Transactions and the other transactions contemplated by this Agreement.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, U.S. state or local law.

The terms listed below are defined in the Sections set forth opposite each such defined term.

Terms	Section
Agreement	Preamble
Basket Amount	Section 6.2(a)
Buyer	Preamble
Buyer Approvals	Section 4.3(a)
Buyer Disclosure Letter	ARTICLE IV
Buyer Fundamental Representations	Section 6.1
Buyer Indemnitees	Section 6.2(a)
Cap Amount	Section 6.2(a)
CFIUS	Section 3.5(a)
Closing	Section 2.2
Closing Date	Section 2.2
Commercial Agreements	Section 5.6(a)
Commercial Framework Agreements	Section 5.6(a)
Commercial Transactions	Recitals
Common Stock	Recitals

Terms	Section
Company	Preamble
Company Approvals	Section 3.5(a)
Company Disclosure Letter	ARTICLE III
Company Financial Statements	Section 3.6(b)
Company Fundamental Representations	Section 6.1
Company Indemnitees	Section 6.2(b)
Company SEC Reports	Section 3.6(a)
Company Securities	Section 5.1(a)(iv)
Damages	Section 6.2(a)
De Minimis Loss	Section 6.3
Direct Claims	Section 6.5
Execution Date	Preamble
Exon-Florio	Section 3.5(a)
Indemnified Party	Section 6.4(a)
Indemnifying Party	Section 6.4(a)
Offering	Section 5.1(a)(iv)
Order	Section 7.1(c)
Parties	Preamble
Party	Preamble
Purchase Price	Section 2.1
Sanctions	Section 3.11(c)
Schedule Update	Section 5.7(a)
Share Issuance	Recitals
Stockholder Agreement	Recitals
Shares	Recitals
Significant Contract	Section 3.12(a)
Subsidiary Securities	Section 5.1(a)(iv)
Termination Date	Section 8.1(b)
Third Party Claim	Section 6.4(a)
Transfer Taxes	Section 5.5
Warranty Breach	Section 6.2(a)

Section 1.2 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “Dollars” and “$” mean United States Dollars. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and references herein to any gender include each other gender.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE; CLOSING; CLOSING DELIVERIES

Section 2.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing, the Company agrees to issue and sell to Buyer, and Buyer agrees to purchase and accept from the Company, the Shares, for a cash amount per share equal to $15.76 and an aggregate purchase price of $255,974,109.12 (the “Purchase Price”), which shall be paid by Buyer in immediately available funds at Closing by wire transfer to the Company.

Section 2.2 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of Shares provided for in this Agreement (the “Closing”) will take place at 10:00 a.m. New York City time at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004, on the date which is the second business day following the satisfaction or waiver of the last condition in ARTICLE VII to be satisfied or waived or at such other time and place as Buyer and the Company mutually agree (the “Closing Date”); provided that in the event a Schedule Update is delivered by the Company to Buyer less than six business days before the date that would otherwise be the Closing Date, the Closing shall take place on, and the Closing Date shall be, the sixth business day following the delivery of such Schedule Update.

Section 2.3 Deliveries at Closing.

(a) By the Company. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall deliver:

(i) a certificate, signed by an authorized officer of the Company, as contemplated by Section 7.2(a) and Section 7.2(b); and

(ii) book-entry confirmation of the Shares registered in the name of Buyer.

(b) By Buyer. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall deliver:

(i) the Purchase Price, by wire transfer of immediately available funds to an account or accounts which have been designated by the Company at least two Business Days prior to the Closing Date; and

(ii) a certificate, signed by an authorized officer of Buyer, as contemplated by Section 7.3(a) and Section 7.3(b).

Section 2.4 Adjustments. If, during the period between the date of this Agreement and the Closing, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the number of Shares to be issued and sold by the Company to Buyer pursuant to this Agreement and the Purchase Price per share payable pursuant to this Agreement shall be appropriately adjusted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the disclosure letter delivered by the Company to Buyer on the Execution Date (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face) or (ii) any Company SEC Report filed with or furnished to the SEC by the Company between the Applicable Date and the date hereof (other than in any “risk factor” disclosure or any other customary language relating to forward-looking statements set forth therein), the Company represents and warrants to Buyer as of the Execution Date and as of the Closing Date as follows:

Section 3.1 Organization, Good Standing and Qualification. The Company (i) is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (ii) or clause (iii) where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be likely to have a Material Adverse Effect.

Section 3.2 Capital Structure. The authorized capital stock of the Company consists of 220,000,000 shares of Common Stock, of which 81,618,151 shares were outstanding, 30,000,000 of preferred stock of the Company, par value of $1.00 per share, and 10,000,000 of preference stock, par value of $1.00 per share, of which 1 share of Series B Preference Stock and 70,182 shares of Series D Preference Stock were outstanding, in each case, as of the close of business on September 5, 2016. As of the close of business on September 5, 2016, other than 7,052,024 shares of Common Stock reserved for issuance under the Company Benefit Plans or with respect to outstanding equity awards issued under the Company Benefit Plans (including restricted shares issued after the close of business on September 5, 2016) and 17,458,858 shares of Common Stock reserved for issuance upon the conversion of the Company Convertible Securities, the Company has no shares of Common Stock reserved for issuance. Except as set forth above, and except for convertible securities issued in accordance with Section 5.1(a)(iv) after the Execution Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than the Company Convertible Securities, the Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

Section 3.3 Issuance of Shares. The Shares, when issued subject to, and in reliance on, the representations, warranties and covenants made in this Agreement by Buyer and paid for in accordance with this Agreement, shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than Liens arising under applicable securities Laws and Liens contemplated by the Stockholder Agreement).

Section 3.4 Authority; Approval.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Share Issuance. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution, delivery and performance of this Agreement and the Section 203 Agreement and the consummation of the Share Issuance have been duly and validly adopted and approved by the Company Board. No other corporate proceedings are necessary to authorize this Agreement or the Section 203 Agreement or to consummate the Share Issuance. No vote of holders of Common Stock of the Company is necessary to approve this Agreement.

Section 3.5 Governmental Filings; No Violations.

(a) Other than the filings and/or notices (i) under the HSR Act, (ii) with the Committee on Foreign Investment in the United States (“CFIUS”) deemed advisable under Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988 (“Exon-Florio”) and (iii) set forth on Section 3.5(a) of the Company Disclosure Letter (collectively, the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Share Issuance, except those that the failure to make or obtain would not reasonably be likely to have a Material Adverse Effect. During the 10-Business-Day period following the Execution Date, the Company shall have the right to update Section 3.5(a) of the Company Disclosure Letter in respect of consents, registrations, approvals, permits or authorizations from any Governmental Entity which is legally required to be obtained by the Company prior to the consummation of the Share Issuance and either (i) either Party or its Subsidiaries have operations in such jurisdiction that are material to such Party and its Subsidiaries, taken as a whole or (ii) the failure to obtain which would reasonably be likely to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company do not, the execution, delivery and performance of each of the Commercial Agreements will not, and the consummation of the Share Issuance and the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any Significant Contract not otherwise terminable by the other party thereto on ninety (90) days’ or less notice binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Share Issuance) compliance with the matters referred to in Section 3.5(a), under any Laws to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries; except, in the case of clause (ii) or clause (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not reasonably be likely to have a Material Adverse Effect.

Section 3.6 SEC Reports and Financial Statements.

(a) The Company has filed or furnished on a timely basis each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by the Company pursuant to the Securities Act or the Exchange Act with the SEC (the “Company SEC Reports”) since the Applicable Date. As of their respective dates, after giving effect to any amendments or supplements thereto prior to the date hereof, the Company SEC Reports (A) complied in all material respects with the requirements of the Securities Act and the Exchange Act, if applicable, as the case may be, and, to the extent applicable, the Sarbanes-Oxley Act of 2002, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the “Company Financial Statements”) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Company SEC Report, was prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the

Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to the absence of footnotes therein and to year-end audit adjustments), in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and their results of operations and cash flows for the respective periods then ended.

Section 3.7 Absence of Certain Changes. Since April 30, 2016 until the Execution Date, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses in all material respects and (b) there has not been any circumstance, occurrence or development which has had, or would reasonably be likely to have, a Material Adverse Effect.

Section 3.8 Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, except for those that have not had, or would not reasonably be likely to have, a Material Adverse Effect.

Section 3.9 No Undisclosed Liabilities. There are no obligations or liabilities of any kind, whether or not accrued, contingent or otherwise, of the Company or any of its Subsidiaries, except (a) as reflected or reserved against in the Company Financial Statements (and the notes thereto), (b) for obligations or liabilities incurred by the Company or its Subsidiaries since April 30, 2016 in the ordinary course of business consistent with past practice that have not had and would not reasonably be likely to have a Material Adverse Effect, (c) obligations or liabilities arising, permitted or contemplated under this Agreement or incurred in connection with the Transactions or (d) for obligations or liabilities (1) under Contracts that are either listed on Section 3.12(a) of the Company Disclosure Letter or are not required to be listed thereon, (2) under Company Benefit Plans that are either listed on Section 3.17(a) of the Company Disclosure Letter or are not required to be listed thereon and (3) under Collective Bargaining Agreements that are either listed on Section 3.18(b) of the Company Disclosure Letter or are not required to be listed thereon, in each case excluding obligations and liabilities for any breach of any such Contract, Company Benefit Plan or Collective Bargaining Agreement.

Section 3.10 Solvency. Each of the Company, Navistar Inc. and Navistar Financial Corporation is Solvent.

Section 3.11 Compliance with Laws; Licenses.

(a) Since the Applicable Date, the businesses of each of the Company and its Subsidiaries have not been conducted in violation of any Laws, except for violations that would not reasonably be likely to have a Material Adverse Effect. Since the Applicable Date, each of the Company and its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of which would not reasonably be likely to have a Material Adverse Effect.

(b) Since the Applicable Date, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, agent or representative of the Company or of any of its Subsidiaries, has taken any action in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value directly, or indirectly through an intermediary, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action which would result in a violation by such persons of the Foreign Corrupt Practices Act, except as would not reasonably be likely to have a Material Adverse Effect. The Company and its Subsidiaries and Affiliates have conducted their businesses in compliance with all applicable anti-corruption laws, including, without limitation, the Foreign Corrupt Practices Act, and have instituted and maintain and will continue to maintain policies and, procedures that are designed to provide reasonable assurance of compliance with such laws, in each case, except as would not reasonably be likely to have a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their directors, officers, employees, agents or representatives of the Company or any of its Subsidiaries, is, or is 50% or more owned or controlled by one or more Persons that are: (A) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria), except as (i) otherwise authorized pursuant to Sanctions or (ii) would not reasonably be likely to have a Material Adverse Effect.

(d) Since the Applicable Date, neither the Company nor any of its Subsidiaries has engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions, except as (i) otherwise authorized pursuant to Sanctions or (ii) would not reasonably be likely to have a Material Adverse Effect.

(e) Since the Applicable Date, the Company and its Subsidiaries have been in compliance with, and have not been penalized for, have not been under investigation with respect to and have not been threatened in writing to be charged with or given written notice of any violation of, any applicable Sanctions or export controls laws, except as would not reasonably be likely to have a Material Adverse Effect.

Section 3.12 Significant Contracts.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound as of the Execution Date (each, a “Significant Contract”):

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) that involves future payments, performance or services or delivery of goods or materials to or by the Company or any of its Subsidiaries of any amount or value reasonably expected to exceed $100,000,000 in any future twelve (12) month period;

(iii) other than a Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), any Contract that constitutes a written employment agreement with an employee providing for potential or actual payments by the Company or any Subsidiary of $250,000 or more in any fiscal year;

(iv) any Contract that contains a non-compete restriction or an exclusivity or “most favored nation” provision (in each case that is in favor of the other party to the Contract and that purports to bind an Affiliate of the Company);

(v) each joint venture, partnership and other similar Contract involving the sharing of profits of the Company or any of its Subsidiaries with any third party;

(vi) any Contract relating to indebtedness for borrowed money or any financial guarantee by the Company or any of its Subsidiaries with a principal amount in excess of $50,000,000 (whether incurred, assumed, guaranteed or secured by any asset), other than Contracts solely among the Company and/or any of its wholly owned Subsidiaries;

(vii) each Contract pursuant to which the Company or any of its Subsidiaries (A) obtains the right to use, or a covenant not to be sued under, any Intellectual Property material to the conduct of its business as presently conducted (excluding licenses for commercial off the shelf software that are generally available on nondiscriminatory pricing terms) or (B) grants the right to use, or a covenant not to be sued under, any Intellectual Property material to the conduct of its business as presently conducted;

(viii) each Contract that would reasonably be likely to prevent, materially delay or materially impair the consummation of the Share Issuance; and

(ix) each Contract under which the consequences of a default or termination would reasonably be likely to have a Material Adverse Effect.

(b) Each of the Significant Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, in each case, subject to the Bankruptcy and Equity Exception, except for such failures to be valid and binding or to be in full force and effect as would not reasonably be likely to have a Material Adverse Effect. There is no default under any such Contract by the Company or any of its Subsidiaries and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not reasonably be likely to have a Material Adverse Effect.

Section 3.13 No Shareholder Rights Plan; Takeover Statutes. There is no shareholder rights plan, “poison pill,” antitakeover plan or other similar device, agreement or instrument in effect, to which the Company or any of its Subsidiaries is a party or otherwise bound. Other than Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Organizational Documents is applicable to the Company, the Shares or the Share Issuance.

Section 3.14 Intellectual Property.

(a) Except as would not reasonably be likely to have a Material Adverse Effect, the Company or one of its Subsidiaries is the sole and exclusive owner of all the Owned Intellectual Property, in each case, free and clear of any Liens (other than licenses, covenants not to sue or other rights to use granted under Owned Intellectual Property), and there exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property.

(b) The Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in or necessary to their business as presently conducted, except as would not reasonably be likely to have a Material Adverse Effect; provided that the foregoing is not and shall not constitute a representation or warranty regarding infringement, misappropriation or other violation of the Intellectual Property rights of any third party. The Owned Intellectual Property is subsisting, and to the Company’s Knowledge, valid and enforceable, and (ii) not subject to any outstanding order, judgment or decree adversely affecting the Company’s or its Subsidiaries’ use of, or its rights to, such Intellectual Property. To the Company’s Knowledge, during the three (3) year period prior to the date of this Agreement, the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party, where such infringement or violation would reasonably be likely to have a Material Adverse Effect.

(c) Except as would not reasonably be likely to have a Material Adverse Effect, during the three (3) year period prior to the date of this Agreement, (i) no claims, proceedings or legal actions are pending against, or to the Company’s Knowledge, threatened in writing against, the Company or any of its Subsidiaries (A) alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person or (B) challenging or seeking to deny, revoke or limit the Company’s or any of its Subsidiaries’ rights in any Owned Intellectual Property, and (ii) to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating the rights of the Company or its Subsidiaries in any Owned Intellectual Property.

(d) The IT Assets owned or used by the Company or any of its Subsidiaries operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their business as presently conducted, except as would not reasonably be likely to have a Material Adverse Effect. To the Company’s Knowledge, no Person has breached or gained unauthorized access to the IT Assets (or any information or data stored therein or transmitted thereby), except as would not reasonably be likely to have a Material Adverse Effect.

(e) The Company and its Subsidiaries have at all times during the three (3) year period prior to the date of this Agreement complied with all applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Company or any of its Subsidiaries, except as would not reasonably be likely to have a Material Adverse Effect. The Company and its Subsidiaries have at all times during the three (3) year period prior to the date of this Agreement complied in all respects with all rules, policies and procedures established by the Company or any of its Subsidiaries from time to time with respect to the foregoing, except as would not reasonably be likely to have a Material Adverse Effect. During the three (3) year period prior to the date of this Agreement, no claims have been asserted or, to the Company’s Knowledge, threatened in writing, against the Company or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such laws, regulations, rules, policies or procedures, except as would not reasonably be likely to have a Material Adverse Effect.

(f) Except as would not reasonably be likely to have a Material Adverse Effect, the Company and its Subsidiaries have taken all commercially reasonable actions necessary to maintain and protect the Owned Intellectual Property, including any and all commercially reasonable actions necessary to protect any and all trade secrets included within Owned Intellectual Property.

Section 3.15 Environmental Matters. Except as would not reasonably be likely to have a Material Adverse Effect:

(a) No notice, demand, request for information, citation, summons or complaint has been received, no order, judgment, decree or injunction has been issued or is otherwise in effect, no penalty has been assessed and no action, claim, suit, or proceeding is pending, and, to the Company’s Knowledge, threatened, nor is, to the Company’s Knowledge, any investigation pending or threatened, in each case with respect to the Company or any of its Subsidiaries that relates to any Environmental Law;

(b) To the Company’s Knowledge neither the Company or any of its Subsidiaries has incurred any liability under any Environmental Law or Environmental Permit;

(c) No Hazardous Substance has been discharged, disposed of, dumped, spilled, leaked, emitted or released at, on, under, to, in or from (i) any property or facility currently or, to the Company’s Knowledge, previously, owned, leased or operated by the Company or any of its Subsidiaries or (ii) to the Company’s Knowledge, any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, the Company or any of its Subsidiaries, in each case other than in compliance with, and would not reasonably be expected to result in liability under, any Environmental Law; and

(d) The Company and its Subsidiaries are, and have for the past three years been, in compliance with all Environmental Permits and Environmental Laws, which compliance includes obtaining and maintaining all Environmental Permits. Such Environmental Permits are valid and in full force and effect and, to the Company’s Knowledge, will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

Section 3.16 Taxes. Except as would not reasonably be likely to have a Material Adverse Effect:

(a) All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all applicable Law, and all such Tax Returns are, or shall be at the time of filing, true and complete in all respects;

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable (whether or not shown as due on any Tax Return), or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books;

(c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset;

(d) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;

(e) No claim is currently outstanding by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction;

(f) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(g) There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Taxing Authority;

(h) There is no adjustment that would increase the Tax liability, or reduce any Tax asset, of the Company or any of its Subsidiaries that has been made, proposed or threatened in writing by a Taxing Authority during any audit with respect to an open taxable year;

(i) During the five year period ending on the date hereof, (i) neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or one of its Subsidiaries was the common parent; (ii) neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement; (iii) no amount of the type described in clause (ii) or (iii) of the definition of “Tax” is currently payable by the Company or any of its Subsidiaries, regardless of whether such Tax is imposed on the Company or any of its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired;

(j) Neither the Company nor any of its Subsidiaries will be required to include any item or amount of income in, or exclude any item or amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) election by the Company or any of its Subsidiaries under Section 108(i) of the Code made on or prior to the Closing Date; and

(k) There are no limitations on the utilization of the net operating losses, tax credit carryovers or other tax attributes of the Company under Section 382 through Section 384 of the Code or the separate return limitation year rules contained in the Treasury Regulations under Section 1502 of the Code, including any such limitations arising as a result of the consummation of the Share Issuance contemplated by this Agreement.

Section 3.17 Company Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Letter lists each material Company Benefit Plan (excluding any Company Benefit Plan solely providing benefits required by applicable Law). For each Company Benefit Plan set forth in Section 3.17(a) of the Company Disclosure Letter, the Company has made available to Buyer a copy of such plan (or a description of the material terms thereof) and all amendments thereto and, as applicable: (i) for each such Company Benefit Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA, the most recently prepared actuarial reports and financial statements and (ii) all material correspondence relating thereto received from or provided to the IRS, the Department of Labor or the PBGC during the past three years.

(b) No Title IV Plan is in “at-risk status” (within the meaning of Section 303(i)(4) of ERISA), and no condition exists that could constitute grounds for termination of any Title IV Plan by the PBGC, except, in each case, as would not reasonably be likely to have a Material Adverse Effect. None of the following events has occurred in connection with any Title IV Plan: (i) a “reportable event,” within the meaning of Section 4043 of ERISA, other than any such event for which the 30-day notice period has been waived by the PBGC, or (ii) any event described in Section 4062 or 4063 of ERISA, except, in each case, as would not reasonably be likely to have a Material Adverse Effect. None of the assets of the Company and its Subsidiaries are now subject to any lien imposed under Section 303(k) of ERISA or Section 430(k) of the Code by reason of a failure of the Company or any of its ERISA Affiliates (or any predecessor of any such entity) to make timely installments or other payments required under Section 412 of the Code, except as would not reasonably be likely to have a Material Adverse Effect.

(c) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) has (i) engaged in any transaction described in Section 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur, any liability under (x) Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA or (y) Section 4971 of the Code, except, in each case, as would not reasonably be likely to have a Material Adverse Effect.

(d) With respect to any Company Benefit Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any liability under ERISA or the Code, except as would not reasonably be likely to have a Material Adverse Effect.

(e) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to) a Multiemployer Plan. With respect to any Multiemployer Plan contributed to by the Company or any of its ERISA Affiliates in the past six years, neither the Company nor any ERISA Affiliate has incurred material withdrawal liability under Title IV of ERISA which remains unsatisfied.

(f) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the Company’s Knowledge, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being issued or reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation.

(g) (i) Each Company Benefit Plan has been maintained in compliance with its terms and all applicable Law, including ERISA and the Code and (ii) no action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or is threatened against or threatened to involve, any Company Benefit Plan before any arbitrator or any Governmental Entity, including the IRS, the Department of Labor or the PBGC, except, in each case, as would not reasonably be likely to have a Material Adverse Effect.

(h) Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Benefit Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by applicable Law, including COBRA), except as would not reasonably be likely to have a Material Adverse Effect.

(i) All contributions, premiums and payments that are due have been made for each Company Benefit Plan within the time periods prescribed by the terms of such plan and applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles, except as would not reasonably be likely to have a Material Adverse Effect.

(j) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Benefit Plan or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Buyer, to merge, amend or terminate any Company Benefit Plan, except, in each case, as would not reasonably be likely to have a Material Adverse Effect.

Section 3.18 Labor.

(a) The Company and its Subsidiaries are, and have been since the Applicable Date, in compliance with all applicable Law relating to labor and employment, including, but not limited to, those relating to labor management relations, discrimination, sexual harassment, civil rights, affirmative action, immigration, safety and health, except as would not reasonably be likely to have a Material Adverse Effect.

(b) Section 3.18(b) of the Company Disclosure Letter lists each Collective Bargaining Agreement and any pending or, to the Company’s Knowledge, threatened material labor representation request with respect to any employee of the Company or any of its Subsidiaries. For each Collective Bargaining Agreement set forth in Section 3.18(b) of the Company Disclosure Letter, the Company has made available to Buyer a copy of such agreement.

(c) Neither the Company nor any of its Subsidiaries has failed to comply with the provisions of any Collective Bargaining Agreement, and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement, in each case except as would not reasonably be likely to have a Material Adverse Effect. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, except as would not reasonably be likely to have a Material Adverse Effect.

(d) The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions, except as would not reasonably be likely to have a Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Buyer or any of its Affiliates to have any material liability or other obligation following the Closing Date under WARN, except as would not reasonably be likely to have a Material Adverse Effect.

Section 3.19 Brokers and Finders. Neither the Company nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that the Company has employed J.P. Morgan Securities LLC as its financial advisor.

Section 3.20 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this ARTICLE III, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company or any of its Affiliates or with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties expressly set forth in this ARTICLE III, neither the Company nor any other Person makes or has made any representation or warranty to Buyer, or any of its Affiliates or representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its subsidiaries or their respective business or (ii) any oral or written information presented to Buyer or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Share Issuance contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the disclosure letter delivered by Buyer to the Company on the Execution Date (the “Buyer Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Buyer Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Buyer represents and warrants to the Company as of the Execution Date and as of the Closing Date as follows:

Section 4.1 Organization, Good Standing and Qualification. Buyer (a) is a legal entity duly organized, validly existing and in good standing under the Laws of Germany, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and (c) is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or clause (c) where the failure to be so qualified or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the consummation by Buyer of the Share Issuance.

Section 4.2 Authority; Approval. Buyer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 Governmental Filings; No Violations; Certain Contracts.

(a) Other than the filings and/or notices (i) under the HSR Act, (ii) with CFIUS deemed advisable under Exon-Florio and (iii) set forth on Section 4.3(a) of the Buyer Disclosure Letter (the “Buyer Approvals”), no notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation of the Share Issuance, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the consummation by Buyer of the Share Issuance. During the 10-Business-Day period following the Execution Date, Buyer shall have the right to update Section 4.3(a) of the Buyer Disclosure Letter in respect of consents, registrations, approvals, permits or authorizations from any Governmental Entity which is legally required to be obtained by Buyer prior to the consummation of the Share Issuance and either (i) either Party or its Subsidiaries have operations in such jurisdiction that are material to such Party and its Subsidiaries, taken as a whole or (ii) the failure to obtain which would reasonably be likely to have a material adverse effect on the business, assets, operations, results of operations or financial condition of Buyer.

(b) The execution, delivery and performance of this Agreement by Buyer do not, and the consummation of the Share Issuance will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Buyer or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Buyer pursuant to any Contract binding upon Buyer or, assuming (solely with respect to performance of this Agreement and consummation of the Share Issuance) compliance with the matters referred to in Section 4.3(a), under any Law to which Buyer is subject, except, in the case of clause (ii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the consummation by Buyer of the Share Issuance.

Section 4.4 Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to Buyer’s Knowledge, threatened against Buyer, except as would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the consummation by Buyer of the Share Issuance.

Section 4.5 Investment Purpose. Buyer is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer acknowledges that (i) it has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision, (ii) it is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (iii) it can bear the economic risk of (x) an investment in the Shares indefinitely and (y) a total loss in respect of such investment. Buyer has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Shares and to protect its own interest in connection with such investment.

Section 4.6 No General Solicitation. Buyer is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

Section 4.7 Reliance on Exemptions. Buyer understands that the Shares are being issued and sold to it in reliance on one or more specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of Buyer’s representations and warranties set forth in this Agreement to determine the availability of such exemption.

Section 4.8 Available Funds. Buyer has available all funds, and at the Closing will have available all funds, to satisfy all of its obligations under this Agreement and to consummate the Share Issuance in accordance with the terms of this Agreement.

Section 4.9 Brokers and Finders. Neither Buyer nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that Buyer has employed PricewaterhouseCoopers AG and Rothschild GmbH as its financial advisors.

Section 4.10 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly set forth in this ARTICLE IV, neither Buyer nor any other Person makes any express or implied representation or warranty on behalf of Buyer or any of its Affiliates or with respect to Buyer or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and Buyer hereby disclaims any such other representations or warranties.

(b) Buyer acknowledges and agrees that except as expressly set forth in ARTICLE III, the Company is not making and has not made any representation or warranty, express or implied, at Law or in equity, with respect to this Agreement, the Company, the

Shares, any other securities of the Company or the assets and properties of the Company or any information provided or made available to Buyer in connection therewith (including any forecasts, projections, estimates or budgets), including any warranty with respect to merchantability or fitness for any particular purpose, and all other representations or warranties are hereby expressly disclaimed.

(c) Buyer acknowledges and agrees that it (i) has made its own inquiry and investigations into, and, based thereon, has formed an independent judgment concerning the Company, the Shares, and the assets and properties of the Company, (ii) has been provided with adequate access to such information, documents and other materials relating to the Company, the Shares, and the assets and properties of the Company as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as Buyer deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials and (iv) has been provided an opportunity to ask questions of the Company with respect to such information, documents and other materials and has received satisfactory answers to such questions. Buyer further acknowledges and agrees that, except as expressly set forth in this Agreement the Company has not made any representations or warranties, express or implied, as to the accuracy or completeness of such information, documents and other materials.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company.

(a) From the Execution Date until the Closing, except (i) as described in the Company Disclosure Letter, (ii) as required by applicable Law or Company Benefit Plan as in effect on the date of this Agreement, (iii) as otherwise contemplated by this Agreement or (iv) as Buyer may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i) adopt or propose any change in its Organizational Documents in a manner that would affect Buyer in an adverse manner either as a holder of Common Stock or with respect to the rights of Buyer under this Agreement, the Stockholder Agreement or the Section 203 Agreement;

(ii) merge or consolidate the Company with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) redeem, repurchase or acquire any Common Stock, other than repurchases of Common Stock from employees, officers or directors of the Company or any of its Subsidiaries in the ordinary course of business pursuant to any of the Company’s agreements or plans in effect as of the date hereof in respect of equity awards outstanding as of the date of this Agreement (or granted in accordance with Section 5.1(a)(iv)(z) below) in accordance with their terms and, as applicable, the Company Benefit Plans as in effect on the date of this Agreement;

(iv) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any (A) shares of capital stock or voting securities of the Company or any of its Subsidiaries except for transactions among the Company and its Subsidiaries, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or (C) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its Subsidiaries (the items in clauses (A), (B) and (C) being referred to collectively as “Company Securities”, in the case of the Company, or “Subsidiary Securities”, in the case of any of the Company’s Subsidiaries), other than (w) the issuance of any Subsidiary Securities to the Company or any other Subsidiary, (x) the issuance of Company Securities pursuant to any widely distributed offering (an “Offering”), (y) issuances in respect of equity awards under Company Benefit Plans outstanding as of the date of this Agreement in accordance with their terms or issued pursuant to clause (z), or (z) grants of equity-based awards under Company Benefit Plans to Service Providers in the ordinary course of business or (ii) amend any term of any Company Security;

(v) establish, adopt or amend a Company Benefit Plan so as to accelerate the vesting or payment of compensation or benefits upon the consummation of the Share Issuance or other Transactions (either alone or together with any other related event); or

(vi) agree to do any of the foregoing.

(b) Buyer shall not take or permit any of its Affiliates to take any actions that would, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the consummation of the Share Issuance.

(c) In the event that the Company issues shares of Common Stock in an Offering after the Execution Date and prior to the Closing, Buyer shall have the right to deliver a notice to the Company within four Business Days of such issuance in which Buyer irrevocably commits to increase the shares of Common Stock to be issued, sold, purchased and accepted at the Closing to a number not to exceed 19.9% of the shares of Common Stock outstanding as of immediately following the consummation of such Offering; it being understood that each additional share of Common Stock shall be issued to Buyer at the price paid per share by the participants in such Offering and the Purchase Price shall be correspondingly increased. Upon delivery and receipt of such notice, Buyer and the Company shall take all actions necessary or advisable to amend the definition of Shares and Purchase Price in this Agreement to give effect to such commitment.

Section 5.2 Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Buyer shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective the Share Issuance as soon as practicable, including preparing and filing (and, to the extent applicable, causing its Affiliates to so prepare and file) as promptly as practicable (and, with respect to filings under the HSR Act, in any event within 30 days of the Execution Date) all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity (including in respect of CFIUS and all Company Approvals and Buyer Approvals) in order to consummate the Share Issuance. Subject to applicable Laws relating to the exchange of information, Buyer and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Buyer or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, each of the Company and Buyer shall act reasonably and as promptly as practicable. Neither the Company nor Buyer shall permit any of its Affiliates or officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(b) Information. The Company and Buyer shall each, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Transactions.

(c) Access. From the date hereof until the Closing Date, upon reasonable prior written notice and during normal business hours, the Company shall give, and shall cause each of its Subsidiaries to give, Buyer, its counsel, financial advisors, auditors, consultants and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries and to the books and records of the Company and the Subsidiaries, provided, however, that the Company may restrict the foregoing access and the disclosure of information pursuant to this Section 5.2(c) to the extent that (i) in the reasonable good faith judgment of the Company, any applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of the Company, the information is subject to confidentiality obligations to a third party, (iii) disclosure of any such information or document would reasonably be expected to result in the loss of attorney-client privilege or (iv) in the reasonable good faith judgment of the Company, disclosure of any such information or document would reasonably be expected to compromise the Company’s competitive position or make available sensitive commercial information to a competitor of the Company. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and shall not include any invasive environmental testing or sampling. Notwithstanding the foregoing, Buyer shall not have access to personnel records of the Company and the Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company or any Subsidiary to risk of liability.

(d) Status. Subject to applicable Laws and as required by any Governmental Entity, the Company and Buyer shall each keep the other apprised of the status of matters relating to consummation of the Share Issuance, including promptly furnishing the other with copies of notices or other communications received by Buyer or the Company, as the case may be, or any of its Affiliates, from any third party and/or any Governmental Entity with respect to the Transactions.

(e) Regulatory Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 5.2, each of the Company and Buyer agrees to promptly provide to each and every U.S. or non-U.S. federal, state or local court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws non-privileged information and documents requested by any Governmental Entity or that are necessary, proper or advisable to permit consummation of the Share Issuance, and each of the Company and Buyer agrees to use its reasonable best efforts to take, to cause its respective Subsidiaries to take, and to direct its respective Affiliates to take, any and all steps and to make any and all undertakings necessary, including pursuing and defending against any proceedings, to avoid or eliminate each and every impediment under any antitrust, merger control, competition or trade regulation Law, including under the HSR Act, that may be asserted by any Governmental Entity with respect to the Share Issuance so as to enable the Closing to occur as soon as reasonably possible.

Section 5.3 Publicity. The initial announcement regarding this Agreement shall be press releases by each Party as preagreed between the Parties and thereafter the Company and Buyer each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

Section 5.4 Confidentiality. Each Party acknowledges that the Confidentiality Agreement shall continue to apply through the Closing and that all information provided pursuant to this Agreement shall be subject to the terms thereof on the same basis as if such information had been disclosed under the Confidentiality Agreement. For the avoidance of doubt, if this Agreement is terminated in accordance with its terms, the obligations of the parties and their respective Affiliated Companies and Representatives (as each is defined in the Confidentiality Agreement) under the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms thereof.

Section 5.5 Transfer Taxes. Each party hereby agrees, from and after the Closing, to pay 50% of any transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges incurred in connection with the consummation of the Share Issuance (including all penalties, interest and other charges with respect thereto, collectively, “Transfer Taxes”) that are imposed by the United States or any Governmental Entity therein. For the avoidance of doubt, Buyer shall pay any and all Transfer Taxes that are imposed by any Governmental Entity other than the United States or any Governmental Entity therein.

Section 5.6 Finalization of Commercial Agreements.

(a) Following the Execution Date, the Company and Buyer shall cooperate in good faith to finalize in definitive form the First License and Supply Agreement and the Procurement JV Agreements (together, the “Commercial Agreements”) as contemplated by the Procurement JV Framework Agreement and the Technology and Supply Framework Agreement (together, the “Commercial Framework Agreements”) as promptly as practicable. The Commercial Agreements shall be based on the principles set forth in the Commercial Framework Agreements and be on the terms and conditions set forth in the Commercial Framework Agreements, with such other terms and conditions as are reasonably agreed between the Parties or required by applicable Law.

(b) If the Parties are unable to reach agreement on a material term or condition of any Commercial Agreement (to the extent not already set forth in the Commercial Framework Agreements) following good faith negotiations, then each Party shall designate a senior executive or representative reasonably acceptable to the other Party to handle such dispute and the Parties shall cause such designees to meet as promptly as practicable and use their respective reasonable best efforts to resolve such dispute within a reasonable period of time.

Section 5.7 Supplemental Disclosure.

(a) The Company shall have the right, from time to time prior to the Closing, to update the Company Disclosure Letter by delivering a written notice to Buyer titled “Schedule Update” (a “Schedule Update”); provided that notwithstanding anything to the contrary in this Agreement, any updates to the Company Disclosure Letter made in accordance with Section 3.5(a) shall not constitute a Schedule Update or provide Buyer with the right described in Section 5.7(b).

(b) If the Company delivers to Buyer a Schedule Update, Buyer may, no later than five Business Days after the delivery of such Schedule Update, terminate this Agreement by delivering written notice to the Company of such termination pursuant to Section 8.1(e). If Buyer does not exercise its right to terminate this Agreement pursuant to Section 8.1(e) within such five Business Day period, such termination right shall expire and such supplemental or amended disclosure shall be deemed to have been set forth in the Company Disclosure Letter for all purposes, including for purposes of ARTICLE VI and ARTICLE VII hereunder.

ARTICLE VI

SURVIVAL; INDEMNIFICATION

Section 6.1 Survival. The representations and warranties of the Parties hereto contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date, provided that the representations and warranties in Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 3.19 (the “Company Fundamental Representations”) and Section 4.1, Section 4.2, Section 4.5 and Section 4.9 (the “Buyer Fundamental Representations”) shall survive indefinitely or until the latest date permitted by Law. The covenants and agreements of the Parties hereto contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given with reasonable specificity to the Party against whom such indemnity may be sought prior to such time, in which case the representations, warranties, covenants or agreements that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

Section 6.2 Indemnification.

(a) Effective at and after the Closing and subject to the provisions of Section 6.1, the Company hereby indemnifies Buyer, its Affiliates and each of their respective officers, directors, employees, agents, successors and assignees (collectively, “Buyer Indemnitees”) against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the Parties hereto) (“Damages”) incurred or suffered by such Buyer Indemnitee arising out of any misrepresentation or breach of warranty (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard, other than with respect to Section 3.7(b) and clauses (i) and (ix) of Section 3.12(a)) (each such misrepresentation and breach of warranty, a “Warranty Breach”) or breach of covenant or agreement made or to be performed by the Company pursuant to this Agreement; provided that with respect to indemnification by the Company for Warranty Breaches (other than Warranty Breaches with respect to any Company Fundamental Representations) pursuant to this Section 6.2(a), (x) the Company shall not be liable unless the aggregate amount of Damages incurred or suffered by the Buyer Indemnitees with respect to such Warranty Breaches exceeds $5,119,482.18 (the “Basket Amount”), and then only to the extent of such excess, and (y) the Company’s maximum liability shall not exceed $51,194,821.82 (the “Cap Amount”).

(b) Effective at and after the Closing and subject to the provisions of Section 6.1, Buyer hereby indemnifies the Company, its Affiliates and each of their respective officers, directors, employees, agents, successors and assignees (collectively, “Company Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by such Company Indemnitee arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement; provided, that with respect to indemnification by Buyer for Warranty Breaches (other than Warranty Breaches with respect to any Buyer Fundamental Representations) pursuant to this Section 6.2(b), (x) Buyer shall not be liable unless the aggregate amount of Damages incurred or suffered by the Company Indemnitees with respect to such Warranty Breaches exceeds the Basket Amount, and then only to the extent of such excess, and (y) Buyer’s maximum liability shall not exceed the Cap Amount.

(c) In no event shall any Party’s maximum aggregate liability under this Agreement exceed an amount equal to the Purchase Price.

Section 6.3 De Minimis Loss. Notwithstanding anything to the contrary in Section 6.2, the Company or Buyer, as applicable, shall not be liable for indemnification with respect to any Damages suffered, paid or incurred by any Buyer Indemnitee or Company Indemnitee, respectively, with respect to any claim (or related claims arising out of substantially the same facts) that involves a Damage of less than $50,000 (a “De Minimis Loss”), and all De Minimis Losses shall be disregarded for purposes of the Basket Amount (it being understood and agreed that in the event any Damage is greater than the threshold for a De Minimis Loss, no portion of such Damage shall be disregarded pursuant to this Section 6.3).

Section 6.4 Third Party Claim Procedures.

(a) The party seeking indemnification under Section 6.2 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and any other material details pertaining thereto (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall have 30 days after receipt of the notice from the Indemnified Party to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim, in which case the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense and appoint lead counsel for such defense, in each case at its own expense.

(c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 6.4, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim, if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates.

(d) In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with Section 6.4(b), the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel incurred by the Indemnified Party (i) prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim, (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest, (iii) if the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or (iv) if the Indemnifying Party has materially failed to defend the Third Party Claim.

(e) If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall have the right but not the obligation to assume its own defense. In such case, the Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(f) Each party shall cooperate, and cause their respective Subsidiaries to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(g) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 6.5 Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 6.2 against an Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such Direct Claim and the basis for indemnification, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and any other material details pertaining thereto (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such

Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the Parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 9.4(a).

Section 6.6 Damages Calculations.

(a) In calculating the amount of any Damage, there shall be deducted an amount equal to the estimated net present value of the Tax benefit to be realized as a result of such Damage by the Party claiming such Damage, calculated in the manner described in the following sentence, and there shall be added an amount equal to any Tax imposed on the receipt of any indemnity payment with respect thereto. For the purposes of this Section 6.6, the estimated net present value of the Tax benefit is the present value, as of the date the relevant Damage is incurred, of the Tax benefit (taking into account utilization of Tax attributes by such Party) for the taxable year of the Party claiming such Damage and each subsequent taxable year of such Party, based upon a discount rate equal to 10% per annum and such Party’s projection of taxable income determined as of the date of the relevant calculation and pursuant to the good faith best estimates of such Party’s management.

Section 6.7 Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Damage. In the event an Indemnified Party fails to so mitigate an indemnifiable Damages, the Indemnifying Party shall have no liability for any portion of such Damage that reasonably would have been avoided had the Indemnified Party made such efforts. The Indemnified Parties shall act in good faith and a commercially reasonable manner to mitigate any Damages they may pay, incur, suffer or sustain for which indemnification is available hereunder to the extent required by applicable Law (which, for the avoidance of doubt, shall not require any Indemnified Party to seek recovery from any third party).

Section 6.8 Exclusive Remedy. If the Closing occurs, the monetary remedies set forth in this Article VI and the specific performance remedy referenced in Section 9.4 shall provide the sole and exclusive remedies arising out of or in connection with any breach or alleged breach of any representation, warranty or covenant made herein. The Parties acknowledge and agree that the remedies available in this Article VI supersede any other remedies available at law or in equity including rights of rescission and claims arising under applicable Law. The Parties covenant not to sue, assert any arbitration claim or otherwise threaten any claim other than those described in this Article VI as being available under the particular circumstances described in this Article VI.

Section 6.9 Purchase Price Adjustment. Any amount paid by the Company or Buyer under this Article VI will be treated as an adjustment to the Purchase Price.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligation to Consummate the Share Issuance. The respective obligation of each Party to consummate the Share Issuance is subject to the satisfaction or waiver by Buyer and the Company, at or prior to the Closing, of each of the following conditions:

(a) Regulatory Consents. (i) The waiting period applicable to the consummation of the Share Issuance under the HSR Act shall have expired or been earlier terminated and (ii) each approval listed in Section 3.5(a) of the Company Disclosure Letter or Section 4.3(a) of the Buyer Disclosure Letter shall have been obtained or the waiting period applicable thereunder shall have expired or been earlier terminated, as applicable.

(b) Exon-Florio. Review by CFIUS shall have been concluded, and either (i) CFIUS determined that the Share Issuance does not constitute a “covered transaction” or (ii) the President of the United States of America shall not have taken action to block or prevent the consummation of the Share Issuance and no requirements or conditions to mitigate any national security concerns shall have been imposed.

(c) Litigation. No court or other Governmental Entity of competent jurisdiction in a jurisdiction in which either Party or its Subsidiaries have operations that are material to such Party and its Subsidiaries, taken as a whole, shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Share Issuance (collectively, an “Order”).

(d) Procurement JV. The Parties shall have entered into the Procurement JV Agreements and each of the Procurement JV Agreements shall be valid and binding on the Parties and in full force and effect, in each case, subject to the Bankruptcy and Equity Exception.

Section 7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Share Issuance are also subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following conditions:

(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 3.1 (Organization, Good Standing and Qualification), Section 3.2 (Capital Structure), Section 3.4 (Authority; Approval) and Section 3.10 (Solvency) hereof, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct has had, or would reasonably be likely to have, a Material Adverse Effect and (iii) Buyer shall have received at the Closing a certificate signed on behalf of the Company by an authorized officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect.

(c) No Material Adverse Effect. Since the Execution Date, there shall not have occurred and be continuing any change, development, discovery, event, fact, circumstance or other matter that has had a Material Adverse Effect, provided that for purposes of this Section 7.2(c), any matters set forth on the Company Disclosure Letter shall not be taken into account.

(d) Deliverables. Buyer shall have received all items required to be delivered to Buyer pursuant to Section 2.3(a) at or prior to the Closing.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Share Issuance is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and (ii) the Company shall have received at the Closing a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.

(c) First License and Supply Agreement. The First License and Supply Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) Deliverables. The Company shall have received all items required to be delivered to the Company pursuant to Section 2.3(b) at or prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Buyer and the Company;

(b) by either Buyer or the Company, by giving written notice of such termination to the other Party, if (i) the Closing shall not have occurred on or prior to May 31, 2017 (the “Termination Date”); provided that if on such date the conditions to Closing set forth in Section 7.1(a)(ii) or Section 7.1(c) (but only, in the case of Section 7.1(c), if the failure to meet such condition is a result of any action or inaction by any non-U.S. Governmental Entity) shall not have been satisfied but all other conditions to Closing have been satisfied or, to the extent permissible, waived (or, in the case of conditions that by their nature are to be satisfied at Closing or on the Closing Date, shall be capable of being satisfied on such date), then either the Company or Buyer may unilaterally extend the Termination Date on one occasion for a 90-day period by notice delivered to the other party, in which case the Termination Date shall be deemed for all purposes to be August 29, 2017; or (ii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Share Issuance shall become final and non-appealable in a jurisdiction in which either (A) either Party or its Subsidiaries have operations that are material to such Party and its Subsidiaries, taken as a whole or (B) failure to abide by such Order would reasonably be likely to have a material adverse effect on business, assets, operations, results of operations or financial condition of either Party; provided, that the right to terminate this Agreement pursuant to this Section 8.1(a) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Share Issuance;

(c) by the Company if there has been a material breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that Section 7.1, Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Buyer and (ii) the Termination Date (provided, that the Company is not then in breach, in any material respect, of any of its material covenants or agreements contained in this Agreement);

(d) by Buyer if there has been a material breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that Section 7.1, Section 7.2(a), Section 7.2(b) or Section 7.2(c) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by Buyer to the Company and (ii) the Termination Date (provided, that Buyer is not then in breach, in any material respect, of any of its material covenants or agreements contained in this Agreement); or

(e) by Buyer, if Buyer has received from the Company a Schedule Update, by giving written notice of such termination to the Company within five Business Days of the delivery of such Schedule Update.

Section 8.2 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this ARTICLE VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (a) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any willful and material breach of any covenant set forth in this Agreement and (b) the provisions set forth in this Section 8.2 and in the Confidentiality Agreement shall survive the termination of this Agreement.

ARTICLE IX

MISCELLANEOUS AND GENERAL

Section 9.1 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.2 Expenses. Whether or not the Share Issuance is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions shall be paid by the Party incurring such expense. Notwithstanding the foregoing, Transfer Taxes shall be paid in accordance with Section 5.5.

Section 9.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 9.4 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW RULES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE

LAW OF ANY OTHER JURISDICTION. IN CONNECTION WITH ANY CONTROVERSY ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE PARTIES HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IF A BASIS FOR FEDERAL COURT JURISDICTION IS PRESENT, AND, OTHERWISE, IN THE STATE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO SERVICE OF PROCESS OUT OF THE AFOREMENTIONED COURTS AND WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN SUCH COURTS THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4.

(c) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 9.5 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the other Party shall be in writing and shall be deemed given to a party when (a) served by personal delivery upon the party for whom it is intended, (b) by an internationally recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested, or (d) sent by facsimile or email, provided that the transmission of the facsimile or email is promptly confirmed by telephone, in each case, to the following addresses, facsimile numbers or email addresses and marked to the attention of the Person (by name or title) designated below, or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided below:

If to Buyer:

BraWo Park

Willy-Brandt-Platz 19

38102 Braunschweig

Germany

Attention: Dr. Tim Haack

Telephone: +49 152 22992066

E-mail: tim.jonas.haack@volkswagen.de

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: George R. Bason, Jr. and Michael Davis

Telephone: (212) 450-4000

Facsimile: (212) 701-5800

E-mail: george.bason@davispolk.com / michael.davis@davispolk.com

If to the Company:

Navistar International Corporation

2701 Navistar Drive

Lisle, IL 60532

Attention: Curt Kramer

Telephone: (331) 332-3186

E-mail: curt.kramer@navistar.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Frank Aquila and Scott Crofton

Telephone: (212) 558-4000

Facsimile: (212) 555-3588

E-mail: aquilaf@sullcrom.com / croftons@sullcrom.com

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally, three (3) business days after deposit in the mail if sent by registered or certified mail, upon confirmation of receipt if sent by facsimile or email (provided, that if given by facsimile or email such notice, request, instruction or other document shall be confirmed within one business day by dispatch pursuant to one of the other methods described herein) or on the next business day after deposit with an overnight courier.

Section 9.6 Entire Agreement. This Agreement (including any exhibits hereto) and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof. EACH PARTY AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER BUYER NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE SHARE ISSUANCE, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; PROVIDED, HOWEVER, THAT NONE OF THE FOREGOING SHALL OPERATE TO LIMIT THE LIABILITY OF ANY OTHER PERSON IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING OUT OF FRAUD, WILLFUL MISCONDUCT OR INTENTIONAL MISREPRESENTATION. No Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

Section 9.7 No Third Party Beneficiaries. Except as provided in this ARTICLE IX only, the Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.1 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Execution Date or as of any other date.

Section 9.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 9.9 Assignment. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other Party, except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part by written notice to the Company to another wholly owned direct or indirect Subsidiary of the Buyer; provided that any such transfer or assignment shall not impede or delay the consummation of the Share Issuance and the Transactions or otherwise impair the rights of the Company under this Agreement; provided, further, that such transfer or assignment shall not relieve Buyer of any of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto. Any purported assignment in violation of this Agreement is void.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Troy A. Clarke
	Name:	Troy A. Clarke
	Title:	President and Chief Executive Officer

By:	/s/ Walter G. Borst
	Name:	Walter G. Borst
	Title:	Executive Vice President and Chief Financial Officer

VOLKSWAGEN TRUCK & BUS GMBH

By:	/s/ Andreas Renschler
	Name:	Andreas Renschler
	Title:	Chief Executive Officer

By:	/s/ Matthias Gründler
	Name:	Matthias Gründler
	Title:	Chief Financial Officer

[Signature Page to Stock Purchase Agreement]